SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 31, 2007

E.DIGITAL CORPORATION
(Exact name of registrant as specified in charter)

Delaware
(State or other jurisdiction of incorporation)

0-20734
(Commission File Number)

33-0591385
(IRS Employer Identification No.)

16770 West Bernardo Drive
San Diego, California 92127
(Address of principal executive offices)

(858) 304-3016
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 425 under the Exchange Act (17 CFR 240.14.a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Amendment to Purchase Order Financing
On January 2, 2008 the Company completed an amendment dated effective as of December 23, 2007 of a short-term working capital financing arrangement originally funded in March 2007. The Company has made cash payments to reduce the principal amount from $650,000 (as previously amended) to $450,000. The due date of the restated note from lender, ASI Technology Corporation, is June 23, 2008. Security and other terms of the note and related security agreement remain unchanged from the previous amendment.

The Company is obligated to pay a $9,000 finance charge by issuing 69,659 restricted shares of the Company’s common stock with no registration rights. No finders fees or other commissions or fees are incurred in connection with the financing amendment.

A complete copy of the Secured Promissory Note and the Security Agreement is filed herewith as Exhibits 99.1 and 99.2 and are incorporated herein by reference [except that we do not intend for any person other than ASI Technology Corporation to rely upon the representations and warranties contained in the exhibit]. The summary of the transaction set forth above does not purport to be complete and is qualified in its entirety by reference to such exhibits and the original financing documents previously filed.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Secured Promissory Note
The Company is obligated on a short-term promissory note, as amended, in the principal amount of $450,000 as described above. The previous balance of the note as reported in the Company’s quarterly report on Form 10-Q was $650,000 reduced by subsequent cash principal payments of $200,000. A description of the material terms of the obligation, as amended, are described above and in Form 8-K filed on March 28, 2007 and Form 8-K filed on October 15, 2007. The Company is obligated to make monthly interest payments of $6,750 and to pay the principal on or before June 23, 2008.

Short-Term Dividend Obligation
As more fully described below in Item 3.02 the Company reduced its dividend liability by $546,000 upon the automatic conversion of Series D Convertible Preferred Stock (“Series D Stock”) to common stock. The balance of such dividend obligation reported as a current liability at September 30, 2007 was $518,775 subsequently increased by earned dividends and reduced to zero upon such conversion.

Item 3.02 Unregistered Sales of Equity Securities.

Finance Charge
As described above the Company has agreed to issue 69,659 shares of its common stock, $.001 par value to ASI Technology Corporation as a finance charge. The Company is paying no placement fees. The shares are being offered, sold and issued without registration under the Securities Act of 1933 to one accredited investor in reliance upon the exemption provided by Section 4(2) thereunder. The shares may not be offered or sold in the United States in the absence of an effective registration statement or exemption from the registration requirements under the Securities Act. An appropriate legend is being placed on the shares issued.

Automatic Conversion of Series D Convertible Preferred Stock
The Certificate of Designation of the Company’s Series D Stock provided for the automatic conversion of any remaining Series D shares and accumulated dividends on December 31, 2007. Accordingly on December 31, 2007 the Company issued 18,200,000 shares of its common stock, $.001 par value upon the automatic conversion of the balance of 91,000 Series D Shares then outstanding and accumulated dividends at the conversion price of $0.08 per common share. Although the issuance of the underlying common shares had been previously registered, the holders elected to take delivery of converted shares in reliance upon the exemption provided by Section 4(2) thereunder and pursuant to Rule 144(k). The Series D shares had been held by the holders since issuance in December 2002.

The conversion of the preferred shares and related accumulated dividends to common stock resulted in a non-cash reduction in the Company’s short-term dividend obligation of $546,000.

Additional Issuances of Unregistered Shares of Common Stock
On November 1, 2007 we issued 86,027 shares of common stock to Davric Corporation in consideration of a $15,000 monthly payment for October on its 7.5% term note. The shares were sold upon the exemption provided by Section 4(2) under the Securities Act of 1933, no commissions were paid and a restrictive legend was placed on the shares issued.

On November 30, 2007 we issued 104,311 shares of common stock to Davric Corporation in consideration of a $15,000 monthly payment for November on its 7.5% term note. The shares were sold upon the exemption provided by Section 4(2) under the Securities Act of 1933, no commissions were paid and a restrictive legend was placed on the shares issued.

On January 2 and 4, 2008 we issued an aggregate of 237,717 shares of common stock to Davric Corporation in consideration of a $30,000 monthly payment for December on its 7.5% term note. The shares were sold upon the exemption provided by Section 4(2) under the Securities Act of 1933, no commissions were paid and a restrictive legend was placed on the shares issued.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits:

99.1	Secured Promissory Note of the Company to ASI Technology Corporation dated as of December 23, 2007
99.2	Security Agreement between the Company and ASI Technology Corporation dated as of December 23, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: January 4, 2008
e.DIGITAL CORPORATION

By: /s/ ROBERT PUTNAM
——————————————
Robert Putnam, Senior Vice President, Interim Financial Officer
and Secretary
(Principal Financial and Accounting Officer and duly authorized to sign on behalf of the Registrant)